Exhibit 99.1

Press Release
For Immediate Distribution

OVERLAND STORAGE REPORTS
FISCAL 2007 THIRD QUARTER RESULTS

SAN DIEGO — April 26, 2007 — Overland Storage, Inc. (NasdaqNGS: OVRL) today reported financial results for its fiscal 2007 third quarter and nine-month period ended March 31, 2007.

Revenue for the fiscal 2007 third quarter was $37.8 million, compared with $48.2 million for the same period a year ago.  The company reported a net loss of $9.2 million, or $0.72 per share, for the fiscal 2007 third quarter compared with a net loss of $7.0 million, or $0.52 per share, for the same period a year earlier.

For the first nine months of fiscal 2007, the company reported revenue of $126.4 million compared with $167.3 million for the same period in the prior fiscal year.  The net loss for the first nine months of fiscal 2007 was $38.1 million, or $2.97 per share, compared with a net loss of $12.7 million, or $0.91 per share, for the first nine months of fiscal 2006.  The current nine-month period net loss included an $8.4 million charge, or $0.65 per share, related to the impairment of acquired technology.

The company noted that revenue for its fiscal 2007 third quarter decreased 22 percent from the prior year quarter, due primarily to a 32 percent decline in sales to OEM customers.  Sales to branded customers declined seven percent compared to the prior year quarter.  Although sales in the company’s third fiscal quarter are seasonally slower than other quarters, this year there was greater softness across all geographic sales territories.

“Many of our reseller partners reported unusual softness this quarter,” commented Scott McClendon, chairman of the board and interim president and chief executive officer of Overland Storage, Inc.  “We believe, however, that this was caused by a lengthening of sales cycles and that orders were delayed, rather than lost.  Our pipeline in April is strengthening and we expect that our close rate will improve in the June quarter, resulting in sequential revenue improvement.”

The gross margin of 13.3 percent for the fiscal 2007 third quarter continued to be impacted heavily by the transition from outsourced manufacturing, a two-quarter process that was completed midway through the quarter.  All manufacturing has been returned to San Diego and is fully staffed and operational.  Because of the high level of finished goods built by the outsourced manufacturer near the end of the process, the level of manufacturing in San Diego needed to support sales in the fiscal 2007 third quarter was significantly lower than expected.  As a result, cost of goods sold included under-absorbed manufacturing costs, which, when combined with reserves taken for obsolete inventory, amounted to approximately $2.8 million.

“We believe that the worst of our manufacturing transition issues is finally behind us,” noted McClendon.  “In our fiscal 2007 fourth quarter, we will return to a normalized level of manufacturing and expect to approach full absorption of manufacturing costs.  Our operations team now is able to focus on cost reduction, decreasing our investment in inventories and significantly increasing our inventory turns.  This will improve gross profit margins and cash flow.”

Operating expenses of $14.2 million in the fiscal 2007 third quarter declined by approximately $2.9 million or 17 percent compared to the fiscal 2006 third quarter.  The largest decrease in spending on a percentage basis was in R&D where the decline reflects the completion of many of the company’s product development programs and the October 2006 closure of the former Zetta Systems software development operation.  Decreased expenses in sales and marketing are primarily the result of selective reductions in our sales force and lower promotional spending.  General and administrative expenses rose slightly over the prior year quarter and include an increase in bad debt expense offset by reduced legal fees and severance costs.

“Last week we announced a reduction-in-force that will help us further reduce spending levels going forward,” remarked McClendon.  “We also are finalizing additional spending cuts beyond the workforce.  Our focus now has turned to sales.  We have recently launched four new products and will launch two more this quarter.  This represents the largest complement of new products in Overland’s history.  We believe all these new products represent the best-in-class in the markets we address, and we must optimize the effectiveness of our sales force and leverage our channel partners.  Our return to profitability is highly dependent upon our ability to execute our sales strategy.  We feel confident, however, that we are well positioned to deliver affordable, enterprise-quality data protection appliances to the SMB and distributed enterprise markets.”

About Overland Storage

Now in its 26th year, Overland Storage is a market leader and innovative provider of simply protected storage solutions — smart data protection appliances and software modules designed to work together, affordably, to ensure that information is automatically safe, readily available and always there. Overland’s award-winning data protection solutions include the ULTAMUS™ RAID SERIES of affordable, high-capacity storage; REO SERIES® of disk-based backup, recovery and VTL appliances; and the NEO SERIES® and ARCvault™ SERIES tape automation solutions. Overland sells its products through leading OEMs, commercial distributors, storage integrators and value-added resellers. For more information, visit Overland’s web site at www.overlandstorage.com.

Except for the factual statements made herein, the information contained in this news release consists of forward-looking statements that involve risks, uncertainties and assumptions that are difficult to predict. Words and expressions reflecting optimism and satisfaction with current prospects, as well as words such as “believe,” “hopes,” “intends,” “estimates,” “expects,” “projects,” “plans,” “anticipates” and variations thereof, identify forward-looking statements, but their absence does not mean that a statement is not forward looking. Such forward-looking statements are not guarantees of performance and the company’s actual results could differ materially from those contained in such statements. Factors that could cause or contribute to such differences include possible delays in new product introductions and shipments by the company including the new ULTAMUS and ARCvault product lines; possible delays in enhancements and new offerings in the company’s REO line; market acceptance of the company’s other new product offerings; the performance of the company’s newly restructured management team; the timing and market acceptance of new product introductions by competitors; unexpected inventory charges resulting from the termination of the relationship with the company’s former outsourced manufacturing partner; inefficiencies and excessive manufacturing costs in the early stages of the return of production to the company’s San Diego facility; worldwide information technology spending levels; unexpected shortages of critical components; rescheduling or cancellation of customer orders; loss of a major customer; the timing and amount of licensing royalties; general competition and price pressures in the marketplace; the company’s ability to control costs and expenses; and general economic conditions. Reference is also made to other factors set forth in the company’s filings with the Securities and Exchange Commission, including the “Risk Factors,” “Management’s Discussion and Analysis” and other sections of the company’s Forms 10-K and 10-Q currently on file with the SEC. These forward-looking statements speak only as of the date of this release and the company undertakes no obligation to publicly update any forward-looking statements to reflect new information, events or circumstances after the date of this release.

Overland, Overland Storage, REO Series, REO, NEO Series, NEO, ARCvault Series, ARCvault and ULTAMUS are trademarks of Overland Storage, Inc.

Webcast: A live audio Webcast of Overland’s management conference call discussing third fiscal quarter results will be held beginning at 9:30 a.m. EDT, April 26, 2007, and will be posted at www.overlandstorage.com.  Please provide adequate time to log on.  Following the broadcast, the conference call will be archived for future access on Overland’s website.

CONTACT INFORMATION:

Vernon A. LoForti, CFO

Email: vloforti@overlandstorage.com

858-571-5555

#      #      #

— Financial Tables Follow —

OVERLAND STORAGE, INC.
CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2007	2006	2007	2006
	(Unaudited)		(Unaudited)
Net revenue	$37,798	$48,153	$126,385	$167,293
Cost of revenue	32,766	37,817	108,196	130,151
Gross profit	5,032	10,336	18,189	37,142

Operating expenses:
Sales and marketing	7,408	9,033	25,633	28,463
Research and development	3,351	4,779	12,400	13,376
General and administrative	3,476	3,334	10,750	11,044
Impairment of acquired technology	—	—	8,411	—
In-process research and development	—	—	—	1,121
Total expenses	14,235	17,146	57,194	54,004

Operating loss	(9,203)	(6,810)	(39,005)	(16,862)
Interest income, net	308	724	1,487	1,999
Other income, net	(171)	(64)	(493)	(78)
Loss before income taxes	(9,066)	(6,150)	(38,011)	(14,941)
Income taxes	137	888	78	(2,290)
Net loss	$(9,203)	$(7,038)	$(38,089)	$(12,651)

Net loss per share:
Basic and diluted	$(0.72)	$(0.52)	$(2.97)	$(0.91)

Shares used in computingnet loss per share:
Basic and diluted	12,743	13,601	12,815	13,860

OVERLAND STORAGE, INC.
SELECTED BALANCE SHEET INFORMATION
(In thousands)

	March 31,	June 30,
	2007	2006
	(unaudited)
ASSETS
Cash and equivalents	$7,038	$20,315
Short-term investments	14,212	42,197
Accounts receivable, net	25,883	30,321
Inventories	25,896	14,978
Other current assets	10,064	11,261
Total current assets	83,093	119,072

Property, plant and equipment, net	11,908	11,026
Other assets	4,328	14,671
Total assets	$99,329	$144,769

LIABILITIES & EQUITY
Current liabilities	$38,954	$42,691
Long-term debt	—	—
Other long-term liabilities	5,376	6,640
Shareholders’ equity	54,999	95,438
Total liabilities and equity	$99,329	$144,769